Rule 424(b)(2)
                                                      Registration No. 333-60474


PRICING SUPPLEMENT NO. 8 dated June 6, 2002
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

                          LEHMAN BROTHERS HOLDINGS INC.
                           Medium-Term Notes, Series G
                 Due Nine Months or More From the Date of Issue

CUSIP No.:                        52517PSF9

ISIN:                             US52517PSF98

Specified Currency:               US Dollars

Principal Amount:                 US$100,000,000.00

                                  Total                                 Per Note

Issue Price:                      US$100,000,000.00                      100.00%

Agent's Commission:               US$       250,000.00                     0.25%
                                  --------------------                 ---------

Proceeds to Lehman Brothers
       Holdings:                  US$  99,750,000.00                      99.75%

Agent:                            Lehman Brothers Inc.

Trade Date:                       June 6, 2002

Original Issue Date:              June 10, 2002

Stated Maturity Date:             June 10, 2004

Amortizing Note:                  [    ] Yes              [ X ] No

Amortization Schedule:            Not applicable



[    ] Fixed Rate Note            Not applicable


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[ X ]  Floating Rate Note         [    ] CD Rate
                                  [    ] Commercial Paper Rate
                                  [    ] Federal Funds Rate
                                  [ X  ] LIBOR Telerate
                                  [    ] LIBOR Reuters
                                  [    ] Treasury Rate:
                                         Constant Maturity [  ] Yes   [  ] No
                                  [    ] Prime Rate
                                  [    ] J.J. Kenny Rate
                                  [    ] Eleventh District Cost of Funds Rate
                                  [    ] Other: _________________________


Spread:                           +0.30%

Interest Rate Determination
Dates:                            Two London business days prior to each
                                  interest reset date

Interest Reset Dates:             The 10th day of each month, or the next good
                                  NY business day, commencing on July 10, 2002

Interest Payment Dates:           Same as Interest Reset Dates


"Accrue to Pay":                  [   ] Yes               [ X ] No

Interest Rate Calculation Agent:  Citibank, N.A.

Optional Redemption:              The Note may not be redeemed prior to Stated
                                  Maturity at the option of Lehman Brothers
                                  Holdings.

Optional Repayment:               The holder of the Note may not elect
                                  repayment of the Note by Lehman Brothers
                                  Holdings prior to Stated Maturity.

Extension of Maturity:            Lehman Brothers Holdings may not extend the
                                  Stated Maturity Date of the Note.

Form of Note:                     [X] Book-entry only (global)  [ ] Certificated

Depository:                       The Depository Trust Company

Authorized Denominations:         $1,000 or any larger whole multiple

Other Terms:

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                            Clearance and Settlement

Each global certificate representing the Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, Societe Anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and accompanying Prospectus.

Lehman Brothers Holdings Inc.

By:      /s/ Thomas O'Sullivan
Name:    Thomas O'Sullivan
Title:   Authorized Officer


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